UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 17, 2011

New Peoples Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	000-33411	31-1804543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

67 Commerce Drive, Honaker, Virginia 24260

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number including area code: (276) 873-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 16, 2011 two Company directors, Harold Lynn Keene and B. Scott White, individually loaned New Peoples Bankshares, Inc., a registered bank holding company (the “Company”) a total of $4.95 million (the “director loans”). Pursuant to regulatory approval the Company used the proceeds of the director loans to retire the Company’s existing $4.9 million indebtedness to the FDIC as receiver for Silverton Bank which was secured by the common stock of the Company’s subsidiary New Peoples Bank, Inc. The director loans are unsecured and have a stated maturity of December 31, 2011 with interest payable at maturity or conversion at the variable rate equal to the Wall Street Journal prime rate which was 3.25% on March 16, 2011. The Company is obligated to convert the director loans into the Company’s common stock if, before the stated maturity, the Company conducts an offering of its common stock at the price per share at which it is offered. If the Company does not conduct an offering prior to the stated maturity, the Company has the option, but not the obligation, to convert the director loans into shares of its common stock within 30 days of the stated maturity at a price per share to be established by the Company’s Board of Directors. The Company believes this indebtedness is on more favorable terms to the Company than could be obtained from unrelated parties. The Company’s total indebtedness to Director White is $2.8 million plus accrued interest and to Director Keene, $2.65 million plus accrued interest due to the indebtedness in the amount of $250 thousand incurred by the Company to each director with similar terms as disclosed in our December 31, 2010 Form 10-K. As a result of retiring the indebtedness to Silverton Bank the pledge of the common stock of New Peoples Bank, Inc. is terminated.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Convertible Note Payable, B. Scott White, dated March 16, 2011.

Exhibit 99.2	Convertible Note Payable, Harold Lynn Keene, dated March 16, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Peoples Bankshares, Inc.

Date: March 17, 2011	By:	/s/ C. TODD ASBURY
	Name:	C. Todd Asbury
	Title:	Executive Vice President and Chief Financial Officer